                   AMENDMENT NO. 8 TO PARTICIPATION AGREEMENT

     This Amendment, effective as of May 1, 2011, amends the Participation Agreement between MetLife Insurance Company of Connecticut ("Company"), on behalf of itself and certain of its separate accounts, and Janus Aspen Series ("Trust"), dated as of May 1, 2000, as amended (the "Agreement"). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

     WHEREAS, the parties agree to distribute the prospectuses of the Portfolios of the Trust pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

     WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

     1. For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

     2. The Trust shall provide the Company with copies of the Summary Prospectuses and any Supplements thereto in the same manner and at the same times as the Agreement requires that the Trust provide the Company with Statutory Prospectuses.

     3. The Trust represents and warrants that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its Portfolios. The Trust further represents and warrants that it has reasonable and appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

     4. The Trust agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses, and that such web page will contain the current Trust documents required to be posted in compliance with Rule 498. The Trust shall promptly post notification on the applicable web page of any unexpected interruptions in the availability of this web page and will promptly notify the Company of any interruptions that exist or are expected to exist for more than 48 hours, excluding weekends or holidays.

     5. The Trust represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Trust documents made directly to the Trust or one of its affiliates. The Trust further represents and warrants that any information obtained about contract owners will be used solely for the purpose of responding to requests for additional Trust documents or to comply with applicable law or a request from a government or regulatory body.

     6. The Company represents and warrants that it will respond to requests for additional Trust documents made by contract owners directly to the Company or one of its affiliates.

     7. Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

     8. At the Company's request, the Trust will provide the Company with URLs to the Trust's current documents for use with Company's electronic delivery of fund documents or on the Company's website. The Trust will be responsible for ensuring the integrity of the URLs and for maintaining the Trust's current documents on the site to which such URLs originally navigate.

     9. The Trust represents and warrants that it has reasonable safeguards in place to prevent the documents contained on the web page, and the documents provided to the Company for purposes of electronic delivery, from containing any virus.

     10. If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust will provide the Company with at least 60 days' advance notice of its intent.

     11. The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Amendment, as applicable.

     12. The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Trust sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

JANUS ASPEN SERIES

By: /s/ Stephanie  Grauerholz-Lofton
    ----------------------------------
Name: Stephanie  Grauerholz-Lofton
Title: Vice  President

METLIFE INSURANCE COMPANY OF CONNECTICUT

By: /s/ Paul L. LeClair
    ----------------------------------
Name: Paul L. LeClair
Title: Vice President